                              CONSULTING AGREEMENT

         This  CONSULTING  AGREEMENT  the  ("Agreement")  is entered  into as of
June 5, 2002 by and between Guy A. Gibson ("Mr. Gibson") and Matrix Bancorp, Inc.
("Matrix").

         WHEREAS, Mr. Gibson is willing to resign as President and Chief
Executive Officer of Matrix and as an officer and director of each subsidiary or affiliate of Matrix (collectively with Matrix, the "Matrix Group"), and Matrix consents to such resignations; and

         WHEREAS, Matrix desires to have Mr. Gibson's experience, expertise, services and advice available to it by retaining Mr. Gibson as a consultant until June 30, 2004, subject to the terms and conditions of this Agreement, and
Mr. Gibson desires to serve Matrix in such capacity;

         WHEREAS, Matrix desires that Mr. Gibson agree to certain restrictions on his business activities as set forth in this Agreement, and Mr. Gibson is willing to agree to such restrictions; and

         WHEREAS, Matrix and Mr. Gibson desire to set forth the terms of their
Agreement concerning Mr. Gibson's resignation and consulting services for Matrix and the restrictions on Mr. Gibson's business activities.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, Matrix and Mr. Gibson hereby agree on the date indicated above as follows:

     1. Resignation and Retirement. Mr. Gibson agrees to resign as
President and Chief Executive Officer of Matrix, effective as of June 5, 2002
(the "Effective Date"). In addition, Mr. Gibson agrees to resign from each officer or director position held with any of the subsidiaries or entities affiliated with Matrix. Mr. Gibson is not now resigning as a director of Matrix.
A list of each such entity for which Mr. Gibson currently serves as an officer or director and from which he is resigning is attached as Exhibit 1, and Mr.
Gibson agrees to submit a letter of resignation, resigning from each position reflected on Exhibit 1. Mr. Gibson and Matrix each acknowledge and agree that
Mr. Gibson is not an officer or director of any other subsidiary or entity affiliated with Matrix. Mr. Gibson further agrees to execute the resignation attached as Exhibit 12, which is only to be dated and deemed delivered pursuant to the terms of Section 12 below.

     2. Consultancy. Subject to the terms of this Agreement, Matrix agrees to retain Mr. Gibson as a consultant to Matrix for a period beginning on the Effective Date and continuing until June 30, 2004 (such period ending on
June 30, 2004 being referred to herein as the "Term"). As a consultant, Mr.
Gibson shall advise and assist Matrix with such aspects of Matrix's business activities as Matrix shall reasonably request and with which Mr. Gibson has had substantial familiarity in the course of his responsibilities as the President and Chief Executive Officer of Matrix, including but not limited to providing advice and assistance in

connection with the operations of Matrix Funding Corp. and assisting Matrix in strategic planning. Mr. Gibson shall make himself reasonably available to advise and assist Matrix as contemplated by this Agreement for approximately an average of thirty (30) hours per full calendar month during the term of this Agreement, including time spent working on matters contemplated by Section 11 hereof. Mr.
Gibson's consulting services under this Agreement shall be required at such times and places as Matrix shall reasonably request upon reasonable prior notice to enable Mr. Gibson to arrange his calendar to be available. During the term of this Agreement, Matrix shall reimburse Mr. Gibson for all reasonable out-of-pocket business and travel expenses incurred by Mr. Gibson while providing the consulting services requested by Matrix. Receipts for out-of-pocket expenses, including airfare, car rental, lodging and similar items, shall be submitted to Matrix for its review together with any request for reimbursement. All payments for reimbursable out-of-pocket expenses shall be made within fifteen (15) days after Mr. Gibson submits them for review. Any expense in excess of $1,000 must be approved in advance by Matrix to be reimbursable. So long as Mr. Gibson is a consultant, he shall be entitled to reimbursement for the reasonable costs of two cell phones.

     3. Payments. In consideration of the foregoing, Matrix shall, during the term of this Agreement: (i) pay Mr. Gibson $250,000 within 3 days after the
Effective Date (for the period from June 5, 2002 to December 31, 2002), an additional $250,000 on January 1, 2003 (for the period from January 1, 2003 to
June 30, 2002), an additional $250,000 on June 30, 2003 (for the period from
July 1, 2003 to December 31, 2003), and a final $250,000 on January 1, 2004 (for the period from January 1, 2004 to June 30, 2004), subject to any applicable withholding tax. ; and (ii) so long as Mr. Gibson is a member of the Matrix
Board of Directors, allow Mr. Gibson to participate in Matrix's health and dental insurance plans, if any, on such terms as are generally available to
Matrix employees from time to time.

     4. Non-Compete; Confidential Information; Trade Secrets. Until the end of
the Term (the "Non-Compete Termination Date"), Mr. Gibson shall not, directly or indirectly as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership, engage in any business activities that directly or indirectly compete with the business activities engaged in (or contemplated to be engaged in by the existing business plan of Matrix Advisory Services, LLC) in the United States by
any of the companies listed on Exhibit 4 hereto. At no time shall Mr. Gibson disclose to any third parties any of Matrix's or the Matrix Group's
"Confidential Information" (as defined below) or "Trade Secrets" (as defined below) (collectively, the "Protected Information") that Mr. Gibson obtained in his capacity as President, Chief Executive Officer, member of the Board of
Directors or as consultant to Matrix or in his capacity as director or officer of any member of the Matrix Group or use such Protected Information, either directly or indirectly, in any way that is detrimental to Matrix or the Matrix
Group. "Confidential Information" means information which is (i) confidential, privileged or proprietary in nature and consistently protected and treated as such by Matrix or the Matrix Group; (ii) consistently identified by Matrix or the Matrix Group as being "confidential information"; or (iii) relates to
Matrix's or the Matrix Group's non-public current or proposed business activities, joint venture or strategic alliances, deals or transactions. "Trade
Secrets" means information entitled to protection under the Uniform Trade
Secrets Act as adopted by the State of Colorado in its statutes. "Protected
Information" does not include information which: (i) is or becomes available to the public generally (other than as a result of a disclosure by Mr. Gibson);
(ii) becomes available to Mr. Gibson on a non-confidential basis from a source other

than Matrix or the Matrix Group, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Matrix or any other person with respect to such information; or (iii) has been independently acquired or developed by Mr. Gibson without violating any of the Recipient's obligations under this Agreement. In addition, Mr. Gibson shall deliver or return to Matrix and/or the Matrix Group upon its request all information in tangible form created by Mr. Gibson in performing his services hereunder and all information in tangible form that Mr.
Gibson received from Matrix and/or the Matrix Group. Nothing in this Section 4 shall prohibit Mr. Gibson from owning or operating a securities clearing firm whose business is limited to (i) clearing securities transactions on behalf of brokerage firms, banks and other financial institutions; (ii) providing margin credit for customers of such a firm, and the customers of the customers of such a firm, and (iii) any other activity that is usual and customary as of the
Effective Date for the securities clearing business currently contemplated to be sold to Mr. Gibson as disclosed to Matrix in separate written communication from
Mr. Gibson to Matrix on the Effective Date (the "Transaction") Matrix hereby confirms that its Board of Directors has consented to the potential Transaction.

     5. Non-Solicitation. Until the Non-Compete Termination Date, Mr. Gibson
shall not, directly or indirectly:

          a. solicit the business of any person or entity who is then or was in the prior twelve months a customer of any of the companies listed on
     Exhibit 4; or

          b. solicit any employee or independent contractor of any member of the
     Matrix Group or in any way interfere with the relationship between any member of the Matrix Group and any of its employees or independent contractors.

     6. Use of Matrix Mark or Trade Name. Mr. Gibson agrees he will not use the
Matrix mark and/or trade name in any future endeavors. Mr. Gibson shall, and hereby does agree to, indemnify defend and hold harmless Matrix, each member of the Matrix Group and each of their respective officers, directors, shareholders, parent companies, subsidiaries, affiliates and other representatives, from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees) incurred by any of the foregoing arising from or relating to, directly or indirectly, the use of the name "Matrix" by Matrix
Broadband and any other entities affiliated with Mr. Gibson that use any name similar to that of "Matrix".

     7. Standstill Provisions. Except to the extent that Mr. Gibson is voting as a member of, or otherwise acting collectively with the other members of, the
Board of Directors of Matrix, until the Non-Compete Termination Date, Mr. Gibson will not:

          a. make, or in any way participate, directly or indirectly, in any
     "solicitation" of "proxies" (as such terms are defined or used in
     Regulation 14A of the Securities and Exchange Act of 1934 (the "Exchange
     Act")) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Matrix (the "Voting Securities"), or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A of the Exchange Act) relating to the election of directors of Matrix, or initiate, propose or solicit holders of
     Voting Securities for the approval of any shareholder proposal;

          b. form, join or any anyway participate in a "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any person or entity:

               i. for the purpose of circumventing the provisions of this
          Agreement; or

               ii. for the purpose of acquiring, holding, voting or disposing of any Voting Securities or any securities or assets of any member of the
          Matrix Group;

          c. deposit any Voting Securities in a voting trust or subject them to a voting agreement or other agreement of similar effect other than as expressly contemplated herein;

          d. arrange, or participate in the arranging of, financing for the purpose of acquiring, holding, or facilitating the acquisition of any
     Voting Securities or any securities or assets of any member of the Matrix
     Group by any person or entity;

          e. participate in any action by written consent of the shareholders of
     Matrix relating to any of the matters described in subsections a-d above;
     or

          f. otherwise act, alone or in concert with others (including by providing or facilitating financing for another party), to effect any one or more of the matters described in subsections a-d above.

     8. Benefits to Mr. Gibson. Mr. Gibson shall be entitled to:

          a. A transfer of ownership of the computer and office furniture in use by Mr. Gibson and all other contents of Mr. Gibson's office, provided, however, Mr. Gibson shall not be entitled to any Protected Information that is contained on the computer or otherwise in his office;

          b. Access to office space during normal business hours until Matrix relocates its corporate executive offices from 1380 Lawrence, Suite 1300,
     Denver, Colorado 80204;

          c. Parking free of charge in connection with the office space provided pursuant to Section 8(b) of this Agreement; and

          d. For so long as he is a member of the Board of Directors of Matrix, such cash fees for attendance at Board of Directors meetings as is from time to time approved to be paid to non-employee directors of Matrix.

     9. Public Statement and Non-Disparagement. On the Effective Date, Matrix
will issue a press release and make such securities law filings as it deems appropriate under the Exchange Act reflecting the terms of this Agreement. Such release shall be in a form mutually acceptable to Mr. Gibson and Matrix.
Subsequent to such release, neither Matrix nor any of its officers, directors, or agents shall make any comment that disparages Mr. Gibson or his efforts on behalf of Matrix or any member of the Matrix Group. Similarly, Mr. Gibson will not make any comment that disparagesMatrix, any member of the Matrix Group, or any of their respective directors, officers, employees, or agents. Nothing in this Section 9 shall be construed to prohibit Matrix, or its officers, directors or agents, on the one hand, or Mr. Gibson, on the other hand, from candidly expressing views to the Board of Directors of Matrix at a duly constituted meeting of the Board of Directors of Matrix.

     10. Release. Mr. Gibson (and anyone acting on his behalf) hereby releases, acquits and forever discharges Matrix, each and every member of the Matrix
Group, and, all of their present and past members of their board of directors, officers, employees, agents or affiliates (collectively, the "Releasees") from any and all manner of action or actions, cause or causes of action, cross claims or counter claims, in law or in equity, suits, debts, liens, contracts,
Agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, whether or not ascertainable at the time of execution of this Agreement and whether or not based upon common law or any federal or state statute, that Mr.
Gibson now has against each or any of the Releasees, by any reason or any matter, cause, or thing whatsoever, including, but not limited to, claims under any Matrix Group policy or practice; claims for attorneys' fees; claims under the U.S. Constitution, the Colorado Constitution, any public policy, The Fair
Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Civil Rights
Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income
Security Act, the Family and Medical Leave Act, the Civil Rights Act of 1866;
claims under 42 U.S.C. ss. 1981, 42 U.S.C. ss. 1983, and Rule 11 of the Federal
Rules of Civil Procedure; and claims under any other federal, state, or local law. Notwithstanding the foregoing, Mr. Gibson shall be entitled to all rights provided him as an officer, former officer and/or director of Matrix, as the case may be, under (i) the indemnification provisions of the Articles of
Incorporation or Bylaws of Matrix or (ii) the provisions of any Matrix insurance policy from time to time in force for the protection of officers and/or directors of Matrix. As of the Effective Date, Matrix has no actual knowledge of any claims, or basis for any claims, against Mr. Gibson arising from his actions or inactions as President and Chief Executive Officer of Matrix.

     11. Cooperation. Until the Non-Compete Termination Date, Mr. Gibson agrees to reasonably cooperate with Matrix and members of the Matrix Group regarding any and all legal proceedings that relate directly or indirectly to matters or business dealings of any members of the Matrix Group occurring during the term of this Agreement or then tenure of Mr. Gibson with the Matrix Group, including without limitation the currently pending Fidelity National Financial and William
McLeod arbitration matters. Such cooperation shall include, without limitation, providing testimony when determined reasonably necessary by Matrix. Mr. Gibson shall not be compensated for complying with this terms of this Section 11, but upon requesting such cooperation and/or testimony Matrix shall, in accordance with the reimbursement provisions of Section 2 hereof, reimburse Mr. Gibson for his reasonable out-of-pocket expenses incurred in connection with such cooperation.

     12. Termination. This Agreement shall terminate on June 30, 2004 unless earlier terminated: (i) by Matrix for cause by reason of a material breach of the terms of this Agreement which remains uncured beyond a period of fifteen
(15) days after written notice to Mr. Gibson; or (ii) by Mr. Gibson for cause by reason of a material breach of the terms of this Agreement

which remains uncured for a period of fifteen (15) days after written notice to
Matrix. Termination of this Agreement for any reason shall not result in the immediate termination of any of the obligations for requests for reimbursement under Section 2, or health or dental insurance accruals under Section 3(ii), in both cases for the period prior to termination, or director compensation under
Section 8(d) for meetings already attended prior to termination, or those obligations set forth in Sections 4, 5, 6, 7, 9, 10, 11 or 13, which shall remain in effect through the end of the Term. In the event Matrix terminates this Agreement pursuant to Section 12(i) above for a breach of Section 4, 5, 6,
7 or 9 of this Agreement, Mr. Gibson agrees that he (A) shall resign as a member of the Matrix Board of Directors and the resignation attached hereto as Exhibit
12 shall be dated and become effective as of the date of such termination; and
(B) shall repay to Matrix the pro rata portion of the consulting fee set forth in Section 3 hereof for the remainder of the period in question (e.g., if a breach occurred on January 2, 2003, Mr. Gibson would repay to Matrix 98.90% of the consulting fee that had been paid on January 1, 2003 [which represents 179 days out of 181 days in the period from January 1, 2003 to June 30, 2003]). Upon the termination of this Agreement by Matrix other than for cause as provided in clause (i) above, Matrix shall pay Mr. Gibson any unpaid portion of the amount provided in Section 3 above.

     13. Injunctive Relief. Each of the parties hereto acknowledges that remedies at law may be inadequate to protect the other against any actual or threatened breach of this Agreement by a breaching party, and, without prejudice to any other rights or remedies otherwise available to the non-breaching party, the breaching party agrees to the granting of injunctive relief in the non-breaching party's favor without proof of actual damages or the requirement to post a bond. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by either party, then the breaching party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

     14. Advice of Counsel. Mr. Gibson acknowledges he has read this Agreement and any attached exhibits, understands their terms, and signs the Agreement voluntarily of his own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Mr.
Gibson further acknowledges he has been advised by Matrix that it is in his best interests to be represented by counsel with respect to the execution of this
Agreement and to thoroughly discuss all aspects of this Agreement with his attorney. Mr. Gibson has been represented by counsel of his own choosing in connection with the negotiation and execution of this Agreement. The terms of this Agreement have been freely and equally negotiated between the parties hereto; and no term or provision hereof shall be construed against either party due to such party's drafting of any such term or provision.

     15. Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the matters referred to herein, in no other
Agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

     16. Severability. If one or more of the provisions in this Agreement is deemed void or unenforceable by law, then the remaining provisions will continue in full force and effect. As

to any provision declared void or unenforceable by law, the courts may modify such provisions to the extent necessary to make it enforceable.

     17. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

     18. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this
Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Colorado, and the parties hereto hereby consent to the exclusive jurisdiction of the federal and/or state courts of
Colorado for any claims, demands, or causes of action based on this Agreement or alleging any breach of this Agreement.

     20. Headings. Headings for sections herein are for the convenience of the parties only and are not intended to be party of or to effect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, Matrix and Mr. Gibson have executed and delivered this
Agreement on the date first above written.

                                           MATRIX BANCORP, INC.

                                           By:  /s/ Richard V. Schmitz
                                                ------------------------
                                           Name:  Richard V. Schmitz
                                                ------------------------
                                           Title: Chairman
                                                 -----------------------
                                           GUY A. GIBSON

                                           By:  /s/ Guy A. Gibson
                                              --------------------------

                                    EXHIBIT 1

          Matrix Entities that Mr. Gibson Serves as Officer or Director

Matrix Bancorp, Inc.

Matrix Capital Bank

Matrix Financial Services Corporation

Matrix Capital Markets, Inc.

First Matrix Investment Services Corp.

Matrix Funding Corp.

Matrix Settlement & Clearance Services, LLC

Matrix Asset Management Corp.

Matrix Advisory Services, LLC

Matrix Bancorp Capital Trust I

Matrix Bancorp Capital Trust II

Matrix Bancorp Capital Trust III

Matrix Bancorp Capital Trust IV

Matrix Insurance Services Corporation

The Vintage Group, Inc.

Matrix Aviation Corporation

                                    Exhibit 4

                              Non-Compete Companies

Matrix Advisory Services, LLC

Matrix Settlement & Clearance Services, LLC

MSCS Financial Services, LLC

                                       10

                                   EXHIBIT 12

                          Resignation of Guy A. Gibson

         Effective as of the date set forth below, I hereby resign as a member of the Board of Directors of Matrix Bancorp, Inc.

                                              /s/ Guy A. Gibson
                                             ----------------------------------
                                             GUY A. GIBSON

Dated as of:

----------------------------